DEFINITIVE MERGER AGREEMENT

This Merger Agreement is hereby executed by and between BEVsystems International, Inc. ("BEVI") and Sun Rayz Water, Inc., ("SRW") effective the date executed below, and contingent upon the completion and satisfaction of the following conditions:

     WHEREAS BEVI is a public company which participates on the Public OTC Pink Sheets electronic quotation system using the trading symbol "BEVI". BEVI is interested in acquiring the rights to the FLA-USA label for the marketing and sale of bottled water with that logo, and,

     WHEREAS SRW is a privately held company with 110 million authorized and issued shares of stock, and the sub-licensee of that label, Sun Rayz Beverages, Inc., and

     WHEREAS BEVI desires that SRW merge with it and take over management of the company with a stock swap of all the shares in SRW for 110 million shares of BEVI, and

     WHEREAS BEVI wishes SRW assist BEVI with negotiations with certain creditors and parties with whom BECI is currently in litigation,

The parties conditionally agree to the following:

A) OBLIGATIONS OF SRW

     1. SRW agrees to sub-license to BEVI, the right to use the FLA-USA label for its bottled water products.

     2. The principals of SRW have established relationships with some of the creditors and party litigants against BEVI, SRW will negotiate the possible restructuring and long-term payouts of some of BEVI's long and short-term debts, payables, and judgments. SRW makes no guarantees of the outcome of these negotiations or the reduction or forbearance of any account, but warrants that it will negotiate in good faith with creditors and parties that certain principals of SRW have had prior negotiating success. SRV shall commence with this obligation immediately upon the execution of this agreement.

     3. SRW acknowledges and agrees that BEVI, and/or its subsidiaries, may enter into an exclusive domestic license agreement for the Life O2 brand and super-oxygenation intellectual property with an undisclosed third party under terms similar to other international license agreements with current distributors of BEVI.

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B)       OBLIGATIONS OF BEVI

     1) Upon execution of this agreement, the management of BEVI will instruct its transfer agent to issue 110,000,000 one hundred ten million shares of BEVI stock to the shareholders of SRW. This issue shall be made in exchange for all 110,000,000 shares of SRW's stock. Said shares will be treated as a stock-swap in a 1 to 1 swap of 1 SRW share for 1 BEVI share. Said shares shall be earned and transferred to the shareholders of SRW upon occurrence of the following events, all to occur within 30 days of this agreement. BEVI management will be involved in accepting the negotiated settlement terms listed below in order of occurrence:

     a) BEVI shall issue 35 million shares to SRW upon receipt of the sub-licensing agreement.
     b) BEVI shall issue 25 million shares to SRW upon notice of successful negotiation of the Brickell Bay Lawsuit and the sale of the Clearwater Plant.
     c) BEVI shall issue 10 million shares to SRW upon receipt of notice of successful negotiation of the Rand Gray Judgment.
     d) BEVI shall issue 5 million shares to SRW upon receipt of notice of successful negotiation of the Pan American Bank lawsuit.
     e) BEVI shall issue 35 million shares to SRW upon receipt of the SRW management team.

     3. As a condition precedent to the conclusion of items (a) through (e) referred to in Sec. B(1), BEVI's President and Chief Executive Officer and all members of BEVI's Board of Directors shall resign and be immediately replaced by a CEO and a Board of Directors selected by SRW's designated agent. This means after a through e are completed, BEVI board and CEO will immediately resign.

     4. BEVI will transfer any and all investment proceeds or stock sale receipts it may receive after execution of this agreement, to SRW, which will use said funds to satisfy BEVI's outstanding debts and financial obligations.

C) AUTHORITY/LONG TERM CONTRACTS

     1. Each party warrants that it has or will secure the authority and approval of its respective Board of Directors, Principals, and consultants who agree that it is advisable and in the best interests BEVI and SRW and their shareholders to execute this agreement.

     2. Should any undisclosed long term contracts or liabilities exist against BEVI from any third party, BEVI agrees, at the new Board' option, that it shall secure an

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assignment and acceptance of such obligations or liabilities from any contract, to a third party prior to the Closing Date. BEVI warrants that the successor BEVI will owe no undisclosed past, current and future obligations or liabilities whatsoever, from the aforesaid third parties. Additionally, and past or current contract, debt, debenture, agreement by and between BEVI and any past or current principal, consultant, employee, agent, officer or Director, will be waived, forgiven or otherwise deemed satisfied in full, in BEVI's favor, without further compensation or recourse.

     3. BEVI shall assist in whatever actions are necessary to complete the sale of the Clearwater, Florida plant to Brickell Bay, LLC or its designated buyer, and to satisfy the claims against BEVI by Brickell Bay, LLC>

D) CONFIDENTIALITY

     The parties hereto, each agree that:

     (i) Any and all confidential or proprietary matters (except publicly available or freely usable material as otherwise obtained from another source) regarding either party will be kept in strict confidence by the other party:
     (ii) Neither party will issue any public announcement concerning the transactions contemplated by the provisions of the other party, except as may be approve a public announcement to be issued at the appropriate time);
     (iii) Except as otherwise specified in this Letter of Intent, each party agrees to pay the legal and other fees and expenses incurred by such party with respect to the transactions contemplated by the provisions of this letter of intent, whether or not those transactions do, in fact, occur;
     (iv) Until further negotiations are terminated, each party may make a full investigation of the business and affairs of the other party; and

E) FORCE MAJUERE

     If any party is rendered unable, completely or partially, by the occurrence of an event of "force majuere" (hereinafter defined) to perform such party's obligations created by the provisions of this Letter of Intent, such party shall give to the other party prompt written notice of the event of "force majeure" with reasonably complete particulars

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concerning such event; thereupon, the obligations of the party giving such notice, so far as those obligations are affected by the event of "force majeure." The party affected by such event of "force majeure" shall use all reasonable diligence to resolve, eliminate and terminate the event of "force majeure" as quickly as practicable. The requirement that an event of "force majeure" shall be remedied with all reasonable dispatch as hereinabove specified, shall not require the settlement of strikes, lockouts or other labor difficulties by the party involved, contrary to such party's wishes, and the resolution of any and all such difficulties shall be handled entirely within the discretion of the party concerned. The term "force majeure" as used in this letter of intent shall be defined as and mean any act of God, strike, civil disturbance, lockout or other industrial disturbance, act of the public enemy, war, blockade, public riot, earthquake, tornado, hurricane, lightning, fire, public demonstration, storm, flood, explosion, governmental action, governmental delay, restraint or inaction, unavailability of equipment, and any other cause or event, whether of the type enumerated specifically in this section or otherwise, which is not reasonably within the control of the party claiming such suspension.

F. GENERAL PROVISIONS

     1. Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties concerning the subject matter hereof and supersedes any and all prior negotiations, understanding or agreements in regard thereto.

     2. Choice of Law. The parties stipulate that regardless of the location of the execution of this agreement or the location of the closing, they agree that the choice of law governing this contract shall be the Laws of the State of Florida.

     3. Waiver. All rights and remedies under this Agreement are cumulative and are not exclusive of any other rights and remedies provided by law. No delay or failure in the exercise of any right or remedy arising under this Agreement shall operate as a waiver of any subsequent right or remedy subsequently arising under this Agreement.

     4. Survival of Provisions. All agreements, representation, covenants and warranties on the part of the parties contained herein or in any instrument executed and delivered in connection herewith shall survive closing of this Agreement and any investigation at any time made with respect thereto. The terms, conditions and obligations of the parties contained in this agreement shall survive and remain enforceable after the closing.

     5. Attorney's Fees. In the event of litigation for enforcement of the terms of this Agreement or to enforce any remedy hereunder, the prevailing party shall be entitled to attorney's fees, as may be incurred.

     6. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective personal representatives, successors and assigns.

     7. Execution by Facsimile. Facsimile execution of this Agreement by any party is authorized and shall be binding upon all parties.

     8. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be considered an original hereof.

     9. Venue. For resolution of any dispute hereunder, shall be the courts of competent jurisdiction in Hillsborough County, Tampa Florida only.

     10. Survivability. Should any term, condition, section or subpart of this Agreement be deemed null, void, voidable or unenforceable, the remaining terms, obligations, parts, sections and conditions shall remain in force and binding on the parties.

     11. Recitals. The parties expressly acknowledge that the Recitals the second preamble section contains covenants that shall be enforced and relied upon and do not constitute merely descriptive recitals.

BevSystems International, Inc.                       Sun Rayz Water, Inc.

/s/ G. Robert Tatum                                  /s/ Michael Goeree
---------------------                                -------------------
G. Robert Tatum                                      By:  Michael Goeree
Its: Chairman and Chief Executive Officer            Its:  Incorporator
Fax No. (305) 444-5037                               Fax No. (813) 258-1810